                                                               EXHIBIT 99.(c)(2)


                             SHAREHOLDERS AGREEMENT


         This SHAREHOLDERS AGREEMENT (this "Agreement"), dated as of June 15, 1995, is by and among E-Z SERVE CORPORATION, a Delaware corporation ("Parent"), EZS ACQUISITION CORPORATION, a Delaware corporation ("Purchaser"), and persons whose signatures appear on the signature page hereof (collectively referred to herein as the "Shareholders").

         WHEREAS, Sunshine-Jr. Stores, Inc., a Florida corporation (the "Company"), Parent and Purchaser are contemporaneously herewith entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, that Purchaser shall be required to make a tender offer (as it may subsequently be amended, the "Offer"), upon the terms and subject to the conditions thereof, to acquire all the outstanding shares of common stock, par value $.10 per share (the "Shares"), of the Company for $12.00 per Share, net to the seller in cash, and thereafter Purchaser, subject to the terms and conditions thereof and in accordance with the Florida Business Corporation Act, will merge with and into the Company (the "Merger"), whereupon, among other things, each then outstanding Share shall be converted into the right to receive $12.00 per Share or any higher price paid in the Offer, net to the seller in cash; and

         WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Parent and Purchaser have required that the Shareholders enter into this Agreement, which provides, among other things, for the Purchaser to acquire all of the Shares held by the Shareholders (the "Purchase Stock") upon the terms and subject to the conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Shareholders hereby agree as follows:

         1. Tender of Shares. Subject to the terms and conditions of this Agreement, immediately after the commencement of the Offer, but no later than the close of business on the third business day after the commencement of the Offer (including the day the Offer is commenced), each Shareholder shall tender and not withdraw (and sell upon payment for) pursuant to and in accordance with the terms of the Offer, all of the Purchase Stock owned by such Shareholder. Upon the purchase of all the Purchase Stock pursuant to the Offer in accordance with this Agreement, this Agreement shall terminate. The parties acknowledge that the Purchaser's obligation to accept for payment and pay for the Purchase Stock in the Offer is subject to all the terms and conditions of the Offer.

         2. Representations and Warranties of the Shareholders. The Shareholders, severally and not jointly, hereby represent and warrant to Parent and Purchaser (only on such Shareholder's behalf and, to the extent applicable, with respect to the Shares owned by such Shareholder) as follows:

                 (a) if the Shareholder is an individual, such Shareholder has the right, power and capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

                 (b) if such Shareholder is a trust, (i) the trust instrument under which such Shareholder was established is in full force and effect under the laws of the State of Florida, (ii) such Shareholder has the requisite power to enter into and perform this Agreement, and (iii) the execution, delivery and performance of this Agreement by such Shareholder has been duly and validly authorized;

                 (c) if the Shareholder is a corporation, (i) such Shareholder is duly organized, validly existing and in good standing under the laws of the state of its incorporation, (ii) such Shareholder has the requisite corporate power to enter into and perform this Agreement, and (iii) the execution, delivery and performance of this Agreement by such Shareholder has been duly and validly authorized;

                 (d) such Shareholder is the lawful beneficial owner of, and has (or will have when such Shareholder tenders the Purchase Stock pursuant to the Offer) good, valid and marketable title to, the number of Shares set forth in Appendix "A" hereto opposite such Shareholder's name, free and clear of all security interests, liens, charges, encumbrances and rights of others of any nature whatsoever ("Liens").

                 (e) the number of Shares set forth in Appendix "A" hereto opposite such Shareholder's name constitutes all of the securities (as defined, in Section 3(10) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which definition shall apply for all purposes of this Agreement) of the Company beneficially owned (as defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement), directly or indirectly, by such Shareholder, excluding any securities beneficially owned by any of such Shareholder's affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act, which definition shall apply for all purposes of this Agreement) as to which such Shareholder does not have voting or investment power;

                 (f) such Shareholder is not subject to or obligated under any provision of (i) any contract, (ii) any license, franchise or permit, or
(iii) any law, regulation, order, judgment or decree that would be breached or violated by the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby;





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

                 (g) no authorization, consent or approval of, or any filing with, any public body or authority is necessary for consummation by it of the transactions contemplated by this Agreement, except under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and the Exchange Act;

                 (h) this Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder enforceable in accordance with its terms; and

                 (i) in accordance with Section 1 hereof, the Shareholders will deliver to Purchaser pursuant to the Offer good and valid title in and to the Purchase Stock, free and clear of any Liens.

         3. Representations and Warranties of Parent and Purchaser. Parent and Purchaser, jointly and severally, hereby represent and warrant to the Shareholders as follows:

                 (a) each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to enter into and perform this Agreement;

                 (b) this Agreement has been duly authorized, executed and delivered by Parent and Purchaser and constitutes a legal, valid and binding agreement of Parent and Purchaser, enforceable in accordance with its terms;

                 (c) neither Parent nor Purchaser is subject to or obligated under any provision of (i) any contract, (ii) any license, franchise or permit or (iii) any law, regulation, order, judgment or decree which would be breached or violated by its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby;

                 (d) no authorization, consent or approval of, or any filing with any public body or authority is necessary for consummation by it of the transactions contemplated by this Agreement, except under the HSR Act and the Exchange Act; and

                 (e) Purchaser is purchasing the Purchase Stock pursuant to the Offer for investment only and not with a view to any distribution thereof in violation of the Securities Act of 1933 or any state blue sky or securities laws.

         4. Transfer of Shares. During the term of this Agreement, except as otherwise provided herein, the Shareholders shall not:





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

                 (a) offer to sell, sell, pledge or otherwise dispose of or transfer any interest in or encumber with any Lien any of the Purchase Stock;

                 (b) acquire any Shares or other securities of the Company (otherwise than in connection with a transaction of the type described in Section 5 and any such additional shares or securities shall be deemed Shares and included in the Shares subject to this Agreement);

                 (c) deposit the Shares into a voting trust, enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares other than pursuant to this Agreement; or

                 (d) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment or other disposition of or transfer of any interest in or the voting of any Shares or any other securities of the Company.

         5. Distributions; Adjustment Upon Changes in Capitalization. If on or after the date of this Agreement there shall occur any cash or stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company as a result of which shares of any class of stock, other securities, cash or other property shall be issued in respect of any Purchase Stock, or if any Purchase Stock shall be changed into the same or a different number of shares of the same or another class of stock or the securities, then, Purchaser shall receive pursuant to the Offer and the Shareholders are hereby required to tender pursuant to the Offer, in addition to the Purchase Stock, all such shares of stock, other securities, cash or other property issued, delivered or received with respect to such Purchase Stock.

         6. Conditions. (a) The obligation of the Shareholders to consummate the transactions contemplated hereby is subject to the satisfaction or waiver at or prior to the closing of the Offer of the following conditions:

                 (i) no statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the transactions contemplated hereby;

                 (ii) all authorizations, consents or approvals of or terminations or expirations of waiting periods imposed by any governmental entity necessary for the consummation of the transactions contemplated hereby shall have been filed, occurred or been obtained;





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




                 (iii) Parent and Purchaser shall have performed in all material respects all of its obligations hereunder and under the Merger Agreement required to be performed by them at or prior to the time of payment for the Purchase Stock;

                 (iv) neither the Company, Purchaser nor Parent shall have terminated the Merger Agreement; and

                 (v) the representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects at the Effective Time as though made on and as of the Effective Time.

                 (b) The obligations of the Parent and the Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the closing of the Offer of the following conditions:

                 (i) no statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the transactions contemplated hereby;

                 (ii) all authorizations, consents or approvals of or terminations or expirations of waiting periods imposed by any governmental entity necessary for the consummation of the transactions contemplated hereby shall have been filed, occurred or been obtained;

                 (iii) the Shareholders shall have performed in all material respects all of their obligations hereunder prior to the Effective Time, and the Company shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time;

                 (iv) neither the Company, Purchaser nor Parent shall have terminated the Merger Agreement; and

                 (v) the representations and warranties of the Shareholders contained in this Agreement shall be true in all material respects at the Effective Time as though made on and as of the Effective Time.

         7.      Covenants of the Shareholders.   After the date hereof, each
Shareholder agrees that it shall not take any action to solicit, encourage or facilitate any takeover proposal, or any inquiry or action that may reasonably be expected to lead to, any takeover proposal (as defined in the Merger Agreement), including soliciting, initiating or conducting negotiations with or providing any information to, any person (other than Parent or any affiliate) concerning any





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

actual or potential takeover proposal; provided, however, nothing contained herein shall prohibit any Shareholder from taking any such action solely in his or her capacity as a director of the Company to the extent permitted under
Section 6.2 of the Merger Agreement.

         8. Voting of Shares. Each Shareholder, by this Agreement, does hereby constitute and appoint Purchaser, or any nominee thereof, with full power of substitution, during and for the term of this Agreement, as such Shareholder's true and lawful attorney and proxy, for and in such Shareholder's name, place and stead, to vote each share of the Purchase Stock at any annual, special or adjourned meeting of the shareholders of the Company (and this appointment shall include the right to sign such Shareholder's name (as shareholder) to any consent, certificate or other document relating to the Company which the laws of the State of Florida may require or permit) (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement; and (iii) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement):

                 (a) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company;

                 (b) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company;

                 (c) (1) any change in a majority of the persons who constitute the board of directors of the Company as of the date hereof; (2) any change in the present capitalization of the Company or any amendment of the Company's Restated Certificate of Incorporation or By-laws, as amended to date; (3) any other material change in the Company's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (c)(1), (2), (3) and (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by this Agreement and the Merger Agreement; provided, however, that nothing contained in this Section 8 shall prohibit or restrain any Shareholder from complying with his or her fiduciary obligations as a director or officer of the Company, as advised in writing by independent counsel. This proxy and power of attorney is a proxy and power coupled with an interest, and each Shareholder declares that it is irrevocable. Each Shareholder hereby revokes all and any other proxies with respect to such Shareholder's Shares that may have heretofore made or granted.





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

         9. Termination. If the purchase of the Purchase Stock pursuant to the Offer shall not have occurred, this Agreement shall terminate upon the termination of the Merger Agreement.

         10. No Brokers. Each of the Shareholders, Parent and Purchaser represents, as to itself and its affiliates (other than as disclosed by the Company pursuant to Section 9.2 of the Merger Agreement), that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fees or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and respectively agrees to indemnify and hold the others harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have occurred or been made by such party or its affiliates.

         11. Survival of Representations. The representations, warranties and agreements made hereunder by the parties to this Agreement shall not survive the Merger.

         12. Best Efforts; Further Assurances. (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                 (b) From time to time after the tender or purchase of the Purchase Stock pursuant to the Offer, and without additional consideration, the Shareholders will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement or the Offer, including the transfer of the Purchase Stock to Purchaser after payment therefor and the release of any and all Liens with respect thereto.

         13. Assignment. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, except that (i) Parent may assign, in its sole discretion, any or all or its rights, interest and obligations hereunder to any of its direct or indirect wholly-owned subsidiaries; provided, however, that any such assignment shall not relieve Parent from its obligations hereunder and (ii) Parent and Purchaser may assign and grant a security interest in their respective rights, interests and benefits hereunder (and under any related instruments or documents) for the purposes of securing loans made or to be made to Parent or any subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.





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         14.     Specific Performance.  The Shareholders acknowledge that, in the event of any breach by them of this Agreement, Parent would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that Parent, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and/or to compel specific performance of this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction.

         15. Expenses. All legal and other costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

         16. Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         17. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telefax, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         if to Parent:

         E-Z Serve Corporation
         2550 North Loop West, Suite 600
         Houston, Texas  77092
         Attention:  John T. Miller

         if to a Shareholder, to the address set forth opposite such Shareholder's name on the signature page hereof or to such other address as the person to whom notice is given may have previously forwarded to the others in writing in the manner set forth above.

         18. Interpretation. The descriptive headings herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. As used in this Agreement, "include", "includes", or "including" shall be deemed to be followed by the words "without limitation" whether or not they are in fact followed by such words or words of like import.





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

         19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         20. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         21. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         22. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         IN WITNESS WHEREOF, Parent, Purchaser and the Shareholders have duly executed this Agreement as of the date first above written.


                                        E-Z Serve Corporation


                                        By:  /s/ John T. Miller
                                           ------------------------------------
                                           Name: John T. Miller
                                           Title: Senior Vice President


                                        EZS Acquisition Corporation


                                        By:  /s/ John T. Miller
                                           ------------------------------------
                                           Name: John T. Miller
                                           Title: Vice President





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




                                        Leona J. Lewis Revocable Trust



                                        By:  /s/ Leona J. Lewis
                                           ------------------------------------
                                               Name:  Leona J. Lewis
                                               Title:  Trustee



                                        And By:  /s/ Lana Jane Lewis-Brent
                                               --------------------------------
                                               Name:  Lana Jane Lewis-Brent
                                               Title:  Trustee

                                        Address: 1216 Dewitt Street
                                                 Panama City, Florida 32401


                                        Luther D. Lewis, Jr.



                                          /s/ Luther D. Lewis, Jr.
                                        ---------------------------------------
                                        Address: Box 27466
                                                 Panama City, Florida 32411


                                        Lana Jane Lewis-Brent



                                          /s/ Lana Jane Lewis-Brent
                                        ---------------------------------------
                                        Address: 1216 Dewitt Street
                                                 Panama City, Florida 32401




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




                                        Paul Brent



                                          /s/ Paul Brent
                                        ---------------------------------------
                                        Address: 1216 Dewitt Street
                                                 Panama City, Florida 32401



                                        Donna Sue Raines



                                          /s/ Donna Sue Raines
                                        ---------------------------------------
                                        Address: 2018 Forest Glen Ct.
                                                 Tallahassee, Florida 32303



                                        American Financial Corporation



                                        By: /s/ James E. Evans
                                           ------------------------------------
                                           Name: James E. Evans
                                           Title: Vice President and
                                                  General Counsel
                                         Address:







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




                                  APPENDIX "A"

                            Purchase Stock Ownership


                                                            Number of      Percent of
         Name                                                Shares          Equity
         ----                                             -----------      ----------
Lewis Family Group:
         Leona J. Lewis Revocable Trust                     215,521
         Luther D. Lewis, Jr.                               297,970*
         Lana Jane Lewis-Brent                              134,836
         Paul Brent                                             687
         Donna Sue Raines                                   295,970**
                                                            -------

         TOTAL                                              944,984          55.53%

American Financial Corporation                              349,600          20.54%
                                                            -------

         GRAND TOTAL                                      1,294,584          76.07%
                                                          =========


* Includes 82,500 shares presently registered in the name of and held by the Leona J. Lewis Revocable Trust. Pursuant to a written litigation Settlement Agreement dated November 30, 1993, such shares (82,500) will be assigned and delivered by the Trust to Luther D. Lewis, Jr. for his subsequent tender and sale to Purchaser in accordance with the terms and conditions of the Offer.

**Includes 82,500 shares presently registered in the name of and held by the Leona J. Lewis Revocable Trust. Pursuant to a written litigation Settlement Agreement dated November 30, 1993, such shares (82,500) will be assigned and delivered by the Trust to Donna Sue Raines for her subsequent tender and sale to Purchaser in accordance with the terms and conditions of the Offer.





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